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                                                                    Exhibit 99.1


                 NHP INCORPORATED ANNOUNCES MAJOR ACQUISITION

                                     Contact:   Joel F. Bonder
                                                Sr. VP and Gen. Counsel
                                                (202) 326-8232

     WASHINGTON, MARCH 20, 1996 /PRNewswire/ -- NHP Incorporated ("NHP") (Nasdaq - NNM:NHPI) of Washington, D.C. announced today that it is purchasing a leading multifamily mortgage provider with a $4.5 billion servicing portfolio. NHP has signed a definitive Purchase and Sale Agreement with Commonwealth Overseas Trading Company Limited, a Bermuda corporation, with respect to the acquisition of WMF Holdings Ltd., a Delaware corporation. WMF Holdings Ltd. is the owner of Washington Mortgage Financial Group, Ltd. ("Washington Mortgage Financial") of Fairfax County, Virginia, one of the nation's leading multifamily mortgage originators and servicers. Washington Mortgage Financial, under current ownership since 1990, had mortgage servicing contracts aggregating approximately $4.5 billion as of February 29, 1996, and originated approximately $805 million in multifamily and other commercial mortgages in 1995. Included in the Washington Mortgage Group is WMF/Huntoon, Paige Associates Limited, located in Edison, New Jersey, a leading FHA mortgage originator and servicer.

     Under the terms of the agreement, NHP will acquire all the shares of WMF Holdings Ltd. for $21 million, in the form of $16.8 million in cash and 210,000 shares of NHP common stock. While Washington Mortgage
Financial will be 100% owned by NHP, it will continue its present business as a separate company, under existing management, with the objective of expanding its market share in the increasing consolidation of the nation's multifamily residential mortgage market. Washington Mortgage Financial is led by Shekar Narasimhan, who will continue as CEO of the company after the sale; Mr. Narasimhan will also become Executive Vice President for Financial Services of NHP. NHP expects that the acquisition will close promptly, subject to necessary consents.

     Washington Mortgage Financial at year-end 1995 had total assets of $57 million, and had revenues of $22 million and EBITDA of $4.8 million in 1995, after a special charge of approximately $700,000 with respect to the cessation of single family mortgage operations in California. EBITDA is regarded as a better indicator of financial performance for multifamily service companies than traditional earnings because of the amortization charges which accompany the acquisition of both property management and mortgage servicing contracts..


     J. Roderick Heller, III, Chairman and Chief Executive Officer of NHP, stated: "I have known and admired Shekar Narasimhan for a number of years.
His energy, intelligence and policy focus have been impressively and consistently demonstrated through his leadership and vision at Washington Mortgage Financial and in the housing industry generally. I have been particularly impressed at how Shekar and his colleagues at Washington Mortgage Financial have built one of the nation's foremost multifamily mortgage companies, and I am extremely enthusiastic about what this acquisition holds for NHP. The inclusion of Washington Mortgage Financial within the NHP group of companies will enable us to significantly extend the range of services NHP provides to the multifamily industry, and to substantially increase our EBITDA."

     NHP is a Nasdaq listed company which went public in August 1995. It provides property management and other services for approximately 134,000 multifamily apartment units in 38 states, the District of Columbia and Puerto Rico. Approximately 46% of the shares of NHP are owned by an affiliate of Harvard University.

RELEASE 96-5